Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Equity Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for ING Principal Protection Fund XI and ING Principal Protection Fund XII, each a series of ING Equity Trust.

/s/ KPMG LLP

Boston, Massachusetts

September 29, 2009